Exhibit 99.1

FOR IMMEDIATE RELEASE

For Further Information Contact:

Michael D. Mann, Chief Financial Officer, Treasurer and Secretary

PH: 702.384.2425

FX: 702.384.1965

Gaming Partners International Corporation Announces the Acquisition of GemGroup Inc.

Las Vegas, NV (PR Newswire) (July 1, 2014)— Gaming Partners International Corporation (NASDAQ: GPIC), a leading provider of casino currency and table game products worldwide, announced today that it has completed its acquisition of substantially all of the assets of GemGroup Inc. and Subsidiaries. The transaction was consummated with a combination of cash and bank financing for a total of $19.75 million.

“We are pleased to announce the successful completion of our acquisition of GemGroup and its well-known Gemaco-branded gaming products,” commented Gregory Gronau, GPIC’s President and Chief Executive Officer. “In addition to adding their playing card and table layout products to our domestic product portfolio and increasing our US market share for both segments of recurring revenue, this acquisition expands our manufacturing capabilities in North America while adding recurring layout sales and related services to our Asia Pacific offerings. This combination of products, talent and expertise gives GPIC a greater ability to support our global customers’ ongoing table game product needs while expanding our customer support network with Gemaco’s experienced staff. During the forthcoming integration, we will continue to provide the highest quality products and services to all GPI and Gemaco customers.”

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®,Bourgogne et Grasset®, Bud Jones® and Gemaco®, GPIC provides casino currency such as chips, plaques and jetons; gaming furniture and table accessories; table layouts; playing cards; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino currency and provides RFID solutions including RFID readers, software and displays. Headquartered in Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; Blue Springs, Missouri, Atlantic City, New Jersey, Gulfport, Mississippi and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains “forward-looking statements” based on current expectations that are inherently subject to known and unknown risks and uncertainties, including (i) the plan, objectives and expectations regarding GPIC's acquisition of the gaming assets of the acquired company, (i) the integration of the acquired company's business, and (iii) the expected financial performance of GPIC following completion of such acquisition. Actual results or achievements may be materially different from those expressed or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing of and ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the period ended December 31, 2013, all of which are difficult or impossible to predict accurately and many of which are beyond our control and are subject to change. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.